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                                                                      EXHIBIT 12


   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
                                                                                     Nine
                                                  Year Ended December 31,           Months
                                        -----------------------------------------    Ended
                                        1992      1993     1994     1995     1996   9/30/97
                                        ----      ----     ----     ----     ----   -------
Earnings:
Net income before taxes               (3,308)  (20,198)     571    2,652   17,754    16,503
Fixed charges and preferred
  stock dividends                      5,997    14,379   17,587   18,815   22,177    19,279
Less:  Capitalized interest           (1,498)   (4,303)  (2,728)  (3,093)  (3,613)   (2,316)
Less:  Pretax preferred dividends        (66)     (189)  (1,171)    (879)       0         0
                                      ------   -------   ------   ------   ------    ------
Total earnings                         1,125   (10,311)  14,259   17,495   36,318    33,466
                                      ------   -------   ------   ------   ------    ------

Fixed Charges and preferred stock dividends:
Interest expense                       3,776     8,847   12,585   13,606   17,286    15,877
Capitalized interest                   1,498     4,303    2,728    3,093    3,613     2,316
Interest portion of rentals              108       118      110      109      102        82
Amortization of debt issue cost          549       922      993    1,128    1,176     1,004
Pretax preferred dividends                66       189    1,171      879        0         0
Total fixed charges and preferred     ------   -------   ------   ------   ------    ------
  stock dividends                      5,997    14,379   17,587   18,815   22,177    19,279
                                      ------   -------   ------   ------   ------    ------

Earnings in excess (short) of
  fixed charges and preferred
  stock dividends                     (4,872)  (24,690)  (3,328)  (1,320)  14,141    14,187

Ratio of earnings to fixed charges
  and preferred stock dividends          0.2      -0.7      0.8      0.9      1.6       1.7
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